UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
November 28, 2005
Date of Report (Date of earliest event reported)
ASSOCIATED MATERIALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-24956 (Commission File Number)	75-1872487 (IRS Employer Identification No.)
3773 State Road
Cuyahoga Falls, Ohio 44223
(Address of Principal Executive Offices)
(330) 929-1811
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(c) On November 28, 2005, Associated Materials Incorporated (“AMI”) appointed Mr. Trevor Deighton to serve as its Vice President — Chief Operating Officer. Mr. Deighton will also hold this office for Associated Materials Holdings Inc., AMI’s direct parent company, and for AMH Holdings, Inc. and AMH Holdings II, Inc., AMI’s indirect parent companies. Mr. Deighton will assume responsibility for company-wide operations, including all manufacturing, supply chain and information technology functions. Prior to his appointment as Vice-President — Chief Operating Officer of AMI, Mr. Deighton, 42, was employed by The Black & Decker Corporation (“Black & Decker”) since 1988 where he served in various management positions. Most recently, since September 2005 Mr. Deighton served as Black & Decker’s Vice President of Global Operations for its Industrial Product Group. Mr. Deighton served as Black & Decker’s Vice President of Global Operations for its Consumer Product Group from June 2003 to August 2005. Prior to that, Mr. Deighton served as Black & Decker’s Vice President of Manufacturing for its Accessories division starting in July 2000. Mr. Deighton has significant experience in six sigma and lean manufacturing approaches and has a proven track record of driving change throughout organizations resulting in improved service levels and reduced manufacturing costs.
The terms of the employment agreement between AMI and Mr. Deighton (the “Employment Agreement”) have not yet been finalized. The material terms of the Employment Agreement will be described in an amendment to this Current Report on Form 8-K and such agreement will be filed as an exhibit thereto when the terms of the Employment Agreement become final.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS INCORPORATED
DATE: December 1, 2005	By:	/s/ D. Keith LaVanway
D. Keith LaVanway
Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary